EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2016

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	1,936,745
Securities:	4,908
Federal funds sold and securities purchased under agreement to resell:	110,300
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	350,739
Premises and fixed assets:	5,776
Other real estate owned:	554
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	314
Other assets:	46,062
Total Assets:	2,455,398

Thousands of Dollars
LIABILITIES
Deposits	1,951,771
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	25,928
Total Liabilities	1,977,699

Thousands of Dollars
EQUITY CAPITAL
Common Stock	1,000
Surplus	390,971
Retained Earnings	86,375
Accumulated other comprehensive income	(647)
Total Equity Capital	477,699
Total Liabilities and Equity Capital	2,455,398